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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DIGIMARC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGIMARC CORPORATION
9405 S.W. Gemini Drive
Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2008

To the Stockholders of Digimarc Corporation:

        Notice is hereby given that the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of Digimarc Corporation, a Delaware corporation ("Digimarc"), will be held on Thursday, May 1, 2008 at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time. The purposes of the Annual Meeting will be:

          1.     Election of Directors.    To elect three Class III directors, to hold office until the 2011 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal No. 1);

          2.     Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP as Digimarc's independent registered public accounting firm for the year ending December 31, 2008 (Proposal No. 2); and

          3.     Other Business.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 3, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        This year we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our annual report and proxy statement at the Investor Relations section of our website at www.digimarc.com/investors. On or about March 17, 2008, we will mail our stockholders a notice containing instructions on how to access our 2008 proxy statement and annual report via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery to receive future annual materials via email.

        Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares as directed in the proxy card for the Annual Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you subsequently decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Bruce Davis Chairman of the Board of Directors and Chief Executive Officer

Beaverton, Oregon
March 12, 2008

DIGIMARC CORPORATION
PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

General Information

        Digimarc Corporation ("Digimarc," "we" or "our") expects to provide notice and electronic delivery of this proxy statement and the enclosed proxy to our stockholders, on or about March 17, 2008, in connection with our solicitation through our Board of Directors of proxies for use in voting at the Digimarc Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 1, 2008, at 11:00 a.m., local time, at our headquarters, located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement of the Annual Meeting. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxy holders designated on the proxy.

        The Board has fixed the close of business on March 3, 2008 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 22,041,002 shares of our common stock, $0.001 par value per share, were outstanding and entitled to vote at the Annual Meeting.

        Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy, on the Record Date. There must be a quorum for the Annual Meeting to be held. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

Internet Availability of Proxy Materials

        This year, we have voluntarily elected to take advantage of recent Securities and Exchange Commission ("SEC") rules that allow us to (i) mail our stockholders a Notice of Internet Availability of Proxy Materials and a proxy card, (ii) provide access to our proxy materials on our website, and (iii) mail a printed copy of the proxy materials to any stockholder who requests it. Next year, we will be required to comply with these rules. Our proxy materials include this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2007, which includes our Form 10-K and audited financial statements. If you requested a printed version of our proxy materials, these materials also include the proxy card for the Annual Meeting.

        The Notice of Internet Availability of Proxy Materials provides instructions on how to view our proxy materials for the Annual Meeting at our website and, if desired, instruct us to send you future proxy materials electronically via email. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Revocability of Proxy

        You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

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  delivering to Digimarc (to the attention of Robert P. Chamness, our Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or

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  attending the Annual Meeting and voting in person.

Solicitation

        Digimarc will bear the cost of soliciting proxies. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding these materials. We may also retain the services of a proxy solicitation or information agent and/or mailing service to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries, for which we would not pay more than $10,000.

Vote Required: Treatment of Abstentions and Broker Non-Votes

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  Directors are elected by a plurality of the votes cast, provided that a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The three candidates who receive the greatest number of votes will be elected directors.

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  The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.

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  Abstentions are shares that abstain from voting on a particular matter. Under the Delaware General Corporation Law, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting.

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  Abstentions have no effect on Proposal No. 1, the election of directors. Because abstentions will be included in tabulations of the shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2, the ratification of the selection of our independent registered public accounting firm.

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  Broker non-votes occur when shares are held in "street name" by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote such shares as to a particular matter. Under the Delaware General Corporation Law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal. Broker non-votes have no effect on Proposal No. 1, the election of directors because directors are elected by a plurality of the votes cast. Broker non-votes have no effect on Proposal No. 2, the ratification of the selection of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal.

Principal Executive Offices of Digimarc

        Our principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS
(Proposal No. 1)

        Our Board of Directors is divided into three classes: Class I, Class II and Class III. At the Annual Meeting, three directors will be elected, each to serve for a term of three years and until his successor is elected and qualified, or until the death, resignation or removal of such director. Mr. Davis, Mr. Grossi and Mr. Richardson have been nominated for election as Class III directors at this Annual Meeting. Proxies will be voted for the election of each of the nominees for director named below unless the authority to vote for the nominee is withheld. Each of Mr. Davis, Mr. Grossi and Mr. Richardson has indicated that he is able and willing to serve if elected. If, however, any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. If Mr. Davis, Mr. Grossi or Mr. Richardson should become unable or unavailable to serve prior to the election, the Board of Directors may recommend another nominee, and Bruce Davis and Michael McConnell, in their capacity as proxy holders, will vote the proxies for the nominee.

        Our Board also has six continuing directors. Mr. Roth, Mr. Miller and Mr. Waterhouse are serving as Class I directors until our 2009 annual meeting of stockholders. Mr. Monego, Mr. Smith and Mr. Whitney are serving as Class II directors until our 2010 annual meeting of stockholders.

        Our Bylaws authorize the number of directors to be not less than five and not more than eleven. Our Board of Directors has fixed the number of directors at ten. One vacancy exists on the Board of Directors. The Board of Directors has determined that the current size and configuration of the Board is sufficient, and has determined to discontinue further searches for director candidates to fill the vacancy at this time.

        No director of Digimarc has resigned or declined to stand for re-election to the Board of Directors because of disagreements with us on any matter relating to our operations, policies or practices since the date of the last meeting of the stockholders. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer. There is no family relationship between any director and any executive officer of Digimarc.

	Age	Director Since	Expiration of Term
Nominees:
Bruce Davis	55	1997	2011	(1)
Brian J. Grossi	57	1996	2011	(1)
James T. Richardson	60	2003	2011	(1)
Continuing Directors:
Jim Roth	71	2003	2009
William J. Miller	62	2005	2009
Lloyd G. ("Buzz") Waterhouse	56	2005	2009
Philip J. Monego, Sr.	60	1996	2010
Peter W. Smith	74	2000	2010
Bernard Whitney	51	2005	2010

    (1)
    Assuming election at the Annual Meeting.

Class III Director Nominees

        Bruce Davis    has served as our Chief Executive Officer and a director since December 1997, as our chairman of the Board of Directors since May 2002, and as our President from December 1997 through May 2001. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

        Brian J. Grossi    has served on our Board of Directors since July 1996, when he led the first professional investment round in Digimarc. Since 1994, when Mr. Grossi co-founded AVI Capital Management, a venture capital firm specializing in high-technology companies, Mr. Grossi has served as a general partner of AVI Capital. Mr. Grossi received a B.S. with Distinction and an M.S. in mechanical engineering from Stanford University.

        James T. Richardson    was elected to our Board of Directors in March 2003. Mr. Richardson is a director of and consultant to companies in the high-technology sector. Mr. Richardson serves as chairman of the Board of Directors of FEI Company (Nasdaq: FEIC) and as a director and audit committee chair of Tripwire, Inc., a Portland, Oregon-based network security company. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from Lewis and Clark Law School, and is a licensed C.P.A. and attorney in Oregon.

Continuing Class I Directors

        Jim Roth    was elected to our Board of Directors in February 2003. Mr. Roth is a retired corporate executive with forty-nine years of experience in the aerospace, defense and several related high technology sectors. Past directorships include membership on the Board of Directors of EDO Corporation (NYSE: EDO), Titan Corporation (NYSE: TTN), and Sure Beam Corporation (Nasdaq: SURE). Mr. Roth received a B.S. in electrical engineering from the University of Toledo and an M.S. in electrical engineering from the University of Akron.

        William J. Miller    was elected to our Board of Directors in June 2005. Mr. Miller is a retired corporate executive with thirty-six years of experience in the high technology and legal sectors, and has, since 1999, served as an independent director and consultant. He serves as a member of the Board of Directors for each of the following companies: Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units, media and communications processors, wireless media processors, and related software for personal computers, handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products; and Viewsonic Corporation, a provider of visual display products. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D. from the University of Minnesota.

        Lloyd G. ("Buzz") Waterhouse    was elected to our Board of Directors in July 2005. Mr. Waterhouse is recently retired as president and CEO of Harcourt Education. Before joining Harcourt, Mr. Waterhouse served as a independent director and consultant from 2005 to 2007. Prior to that, Mr. Waterhouse served Reynolds and Reynolds Co. as a director from 1999 to 2004, including as chairman from 2001 to 2004, chief executive officer from 2001 to 2004, and president and chief operating officer from 1999-2000. Mr. Waterhouse serves as a member of the Board of Directors for each of the following companies: Atlantic Mutual Companies, where he serves as a member of the governance committee; e-Fund, which he co-founded; and i2 Technologies (Nasdaq: ITWO), where he serves on the governance, strategic review and audit committees. Mr. Waterhouse received a B.S. in Finance from Pennsylvania State University and an M.B.A. in finance from Youngstown State University.

Continuing Class II Directors

        Philip J. Monego, Sr.    was our chairman of the Board of Directors from 1996 to May 2002. Mr. Monego is the managing partner of Technology Perspectives Partners, LLC, an early stage investment fund focused on consumer technology products and web based consumer services, and a venture partner in the Media Technology Venture family of funds (Allegis Capital). He is also the president and founder of Technology Perspectives, a strategic and interim management consulting firm, which he started in 1987. He is chairman of the Board of Directors of My Vision One, Inc., a social media network for X-Boomers, and a director and chairman of the compensation committee of CafePress.com Inc., an online marketplace and e-commerce services company. Mr. Monego earned a B.A. in management from LaSalle University in 1972.

        Peter W. Smith    was elected to our Board of Directors in April 2000. Mr. Smith is a retired corporate executive and has served as a consultant to various other companies since 2000. Most recently, Mr. Smith served as president of News Technology for News America from January 1998 until his retirement in February 2000, where he coordinated technology throughout News Corporation and served as a technology advisor to its Board of Directors. Mr. Smith received a B.E. and B.Sc. from the University of Sydney, with first class honors.

        Bernard Whitney    was elected to our Board of Directors in June 2005. Mr. Whitney is a retired corporate executive with twenty-seven years of experience in the high technology and finance sectors, and has since 2002 served as an independent director and consultant. He currently serves as a director for a number of private and non-profit entities. Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico, and a masters in business administration from San Jose State University.

Determination of Independence

        The Board of Directors has determined that each of Messrs. Monego, Grossi, Smith, Roth, Richardson, Whitney, Miller and Waterhouse, collectively representing a majority of the members of our Board of Directors, are "independent" as that term is defined by Nasdaq Marketplace Rule 4200. There were no related person transactions involving any of the independent directors of Digimarc.

Vote Required

        If a quorum is present, the three candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board of Directors. Abstentions and broker non-votes will be counted for the purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors once a quorum is established.

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
(Proposal No. 2)

        The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as Digimarc's independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2008. Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its stockholders.

        If the stockholders do not ratify the selection of Grant Thornton LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

Vote Required

        If a quorum is present, the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote "against" the ratification of Grant Thornton LLP as our independent registered public accounting firm.

The Audit Committee and the Board of Directors recommends a vote FOR the ratification of
Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2008.

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE OF THE
BOARD OF DIRECTORS

        The Governance and Nominating Committee reports as follows:

Board of Directors

        The Board of Directors met five times in 2007. Each director attended 100% of the aggregate of the total number of meetings of the Board of Directors and of any committee on which he served in 2007, except that Mr. Waterhouse missed one meeting of the Governance and Nominating Committee and attended 80% of those meetings. We encourage but do not require director attendance at our annual meeting of stockholders. All nine of the directors attended the 2007 Annual Meeting of Stockholders on May 2, 2007.

Board Committees

        The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The members of these committees are set forth in the following table:

Non-Employee Directors	Audit	Governance and Nominating	Compensation
Philip J. Monego, Sr.		Member	Member
Brian J. Grossi	Member		Chair
Peter W. Smith		Chair
Jim Roth		Member	Member
James T. Richardson*	Member
Bernard Whitney	Chair
William J. Miller	Member
Lloyd G. Waterhouse		Member

    *
    Mr. Richardson also serves as the Lead Director

Audit Committee

        We have a standing Audit Committee of the Board of Directors, consisting of Messrs. Whitney (chairman), Richardson, Grossi, and Miller, that is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, and other duties assigned by the Board of Directors. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to stockholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting, engaged to prepare or issue an audit report on our financial statements or to perform other audit, review or attestation services for us. The Audit Committee also serves as our Qualified Legal Compliance Committee. The Audit Committee met four times during 2007.

        The Board of Directors has adopted and amended from time to time a charter for the Audit Committee to authorize powers consistent with the provisions of the Sarbanes-Oxley Act of 2002 and other requirements. A copy of this charter is posted on the Digimarc website, www.digimarc.com, on the

Corporate Governance page. The Board of Directors has determined that each of the four members of the Audit Committee:

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  meets the requirements for "independence" set forth in Nasdaq Marketplace Rules 4200 and 4350(d) and applicable SEC rules; and

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  has the requisite financial sophistication called for by Nasdaq Marketplace Rule 4350(d).

        The Board of Directors also has reviewed and designated each of Messrs. Whitney, Richardson and Miller as an "Audit Committee financial expert" in compliance with Item 407(d)(5) of Regulation S-K.

Compensation Committee

        The Compensation Committee, consisting of Messrs. Grossi (chairman), Monego, and Roth, has the authority and responsibility to:

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  approve our overall compensation strategy,

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  review, establish and approve executive compensation,

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  administer our annual and long-term compensation plans,

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  review and make recommendations to the Board of Directors with respect to director compensation, and

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  perform other duties and functions assigned by the Board of Directors from time to time that are consistent with the Compensation Committee's charter, our Bylaws and governing law.

        The Compensation Committee's role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our stock incentive plans and significant employee benefit programs.

        The Compensation Committee met seven times in 2007. The Compensation Committee has a written charter, a copy of which is available on the Digimarc website, www.digimarc.com on the Corporate Governance page. The Board of Directors has determined that all members of the Compensation Committee are:

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  "independent" as that term is defined in Nasdaq Marketplace Rule 4200,

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  "non-employee directors" as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and

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  "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

        The Compensation Committee may, under its charter, delegate responsibilities to subcommittees of the Committee as necessary and appropriate. To date, no such delegations have occurred. The Committee has delegated authority to the Chief Executive Officer and Chief Legal Officer to grant new hire options to employees pursuant to a predetermined grant budget and matrix that sets the size of grants for classifications of employees.

        The Compensation Committee, together with our Chief Executive Officer, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. Our Chief Executive Officer makes recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy. The Compensation Committee must approve any recommended changes before they can be made.

        The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation Committee has retained Radford Surveys + Consulting, a nationally recognized independent consulting firm, to provide an independent review of our compensation programs for executive officers and directors, assist in the preparation of a list of peer companies, examine our pay practices relative to the market and assist in the design of compensation programs. In July 2007, the Compensation Committee approved the retention of Radford to conduct a compensation benchmark study, to review the competitiveness of compensation levels of our key executives, and to assist the committee in developing long-term incentive awards. Radford provides compensation information to management on market compensation trends from time to time, but does not have a material additional relationship outside of the services that it provides to the Compensation Committee.

Governance and Nominating Committee

        The Governance and Nominating Committee consists of Messrs. Smith (chairman), Monego, Roth, and Waterhouse. The Governance and Nominating Committee met five times in 2007. The Board of Directors has delegated to the Governance and Nominating Committee the responsibility for overseeing the quality and integrity of our corporate governance practices and for assessing the size, membership, skills and characteristics necessary and appropriate for members of the Board of Directors and its committees. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted on Digimarc's website at www.digimarc.com on the Corporate Governance page. The Board of Directors has determined that all members of the Governance and Nominating Committee are "independent" as that term is defined in Nasdaq Marketplace Rule 4200.

        The Governance and Nominating Committee's responsibilities include the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to us.

        The Governance and Nominating Committee is responsible for recruiting individuals to become members of the Board of Directors and evaluating their qualifications under the guidelines described under "Director Nomination Policy" below. The Governance and Nominating Committee is also responsible for the composition of the Board committees. The Board of Directors may assign the Governance and Nominating Committee additional duties and functions from time to time consistent with its charter, our Bylaws and governing law. Succession planning is one such responsibility assigned to the committee.

        Director Nomination Policy.    The Governance and Nominating Committee has a formal written policy addressing the nominating process. A copy of the policy is available on our website at www.digimarc.com, attached as an exhibit to the Governance and Nominating Committee charter located on the Corporate Governance page of the site. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee welcomes and encourages recommendations of director candidates from our stockholders, and will consider any director candidates recommended by our stockholders, provided that the information regarding director candidates who are recommended is submitted to the Governance and Nominating Committee in compliance with the terms of its policy. Director candidate nominations from stockholders may be submitted at any time, but they must be provided in writing, include prescribed information, and be sent to Digimarc's Secretary at the address of our principal executive offices.

        In evaluating a potential candidate's qualification for nomination to the Board, the Governance and Nominating Committee will consider the potential candidate's experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. The Governance and Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his/her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

        The Governance and Nominating Committee's process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Governance and Nominating Committee. The committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential nominees.

Stockholder Communications with the Board of Directors

        The Board of Directors encourages communication from stockholders. All communications must be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of Digimarc at the address of our principal executive offices or via fax to (503) 469-4771. The Secretary of Digimarc will promptly provide all communications to the applicable member(s) of the Board of Directors or the entire Board of Directors, as specified by the stockholder.

Stock Ownership Guidelines

        In March 2007, the Board of Directors adopted stock ownership guidelines for members of the Board of Directors. Under the guidelines, existing directors are expected to acquire ownership of 10,000 shares of our common stock by December 31, 2012. A newly elected director must acquire ownership of 10,000 shares of our common stock within five years following the director's date of election. Executive officers are expected to own Digimarc stock, and in fact do own stock, but are not included within these numerical guidelines.

Director Resignation Upon Change of Employment

        The Board of Directors also has approved a policy that requires any director who experiences a substantial change in principal employment responsibility that may adversely affect his ability to carry out his responsibilities as a director effectively to tender his or her resignation from the Board, unless the change was anticipated by the Governance and Nominating Committee at the time of the director's nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director's change in employment responsibilities to evaluate whether the director's continued service is appropriate.

Other Corporate Governance Matters

        In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Board of Directors adopted and published corporate governance guidelines and three codes of ethics and business conduct, listed below, that are monitored by our Governance and Nominating Committee and our Audit Committee.

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  Our Corporate Governance Guidelines can be found on the Corporate Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of Digimarc.

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  Our Code of Business Conduct can be found on the Corporate Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to all employees of Digimarc and its subsidiaries, as well as to directors, temporary contractors, and other independent contractors or consultants when engaged by or otherwise representing us or our interests, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

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  Our Code of Ethics for Financial Personnel can be found on the Corporate Governance page of our website at www.digimarc.com. The Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and all professionals worldwide serving in finance, accounting, treasury, tax or investor relations roles.

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  Our Standards of Professional Conduct for Legal Personnel can be found on the Corporate Governance page of our website at www.digimarc.com. The Standards of Professional Conduct apply to all lawyers who perform services for us, and require lawyers to report evidence of any material violation of law either to our Qualified Legal Compliance Committee or "up the corporate ladder" until the lawyer receives a response that addresses the issue or concern raised.

Submitted by the Governance and Nominating Committee of the Board of Directors:
Peter Smith, Chair Philip J. Monego, Sr. Jim Roth Buzz Waterhouse

DIRECTOR COMPENSATION

        The following table provides information on compensation of our non-employee directors for the year ended December 31, 2007. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2007, Mr. Davis was the only director who was an employee of Digimarc. Mr. Davis's compensation is discussed in this proxy statement under the heading "Executive Compensation."

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Philip J. Monego, Sr.	$38,750	$25,496	$26,986	$91,232
Brian J. Grossi	$50,000	$25,496	$26,986	$102,482
Peter W. Smith	$37,500	$25,496	$26,986	$89,982
Jim Roth	$38,750	$25,496	$26,986	$91,232
James T. Richardson	$70,000	$25,496	$26,986	$122,482
Bernard Whitney	$50,000	$25,496	$39,628	$115,124
William J. Miller	$40,000	$25,496	$39,628	$105,124
Lloyd G. Waterhouse	$33,750	$25,496	$39,378	$98,624
    (1)
    On May 2, 2007, each director received a grant of 3,000 shares of restricted stock with a grant date fair value of $29,640. The amounts disclosed above reflect the expense taken in 2007 for stock granted to the indicated director in 2007 and previous years. This grant was our second grant of restricted stock to our directors, and the total number of shares of restricted stock held by each director as of December 31, 2007 was a total of 5,400 shares of restricted stock. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 on page F-17 under the caption "Restricted Stock and Performance Vesting Shares."

    (2)
    These amounts represent the amount of expense we took in 2007 for stock options granted to the indicated director in 2007 and previous years. On May 2, 2007, each director was granted an option to purchase 6,000 shares with a grant date fair value of $28,609. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 on pages F-15 to F-16 under the caption "Stock Options". As of December 31, 2007, the total number of outstanding options held by each director was as follows: Mr. Monego, 193,500; Mr. Grossi, 103,500; Mr. Smith, 100,000; Mr. Roth, 59,000; Mr. Richardson, 62,000; Mr. Whitney, 32,000; Mr. Miller, 32,000; and Mr. Waterhouse, 32,000.

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

        Cash Compensation.    In 2007, each non-employee director received an annual cash retainer of $30,000. The Lead Director received an additional annual cash retainer of $30,000. Members of the Audit Committee received an annual cash retainer of $10,000, with the chair of the Audit Committee receiving an annual cash retainer of $20,000. Members of the Compensation Committee received an annual cash retainer of $5,000, with the chair of the Compensation Committee receiving an annual cash retainer of $10,000. Members of other standing committees of the Board of Directors received an additional annual cash retainer of $3,750 for each committee on which the member served, with the chair receiving an annual cash retainer of $7,500. In addition, each committee member receives a fee of $1,000 for each in-person committee meeting and a fee of $500 for each teleconference committee meeting in excess of eight meetings of the particular committee per year. No fees for excess meetings were paid during 2007.

        Equity Compensation.    The 1999 Non-Employee Director Option Program established an automatic option grant program for the grant of awards to our non-employee directors. Under this program, each non-employee director who first is elected to our Board of Directors on or after March 29, 2002 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, so the stock option is fully exercisable three years after the grant date. No new directors were elected to our Board of Directors in 2007. On the date of each annual stockholders meeting, each non-employee director who has been a member of our Board of Directors for at least six months prior to the date of the stockholders meeting automatically receives an option to acquire 6,000 shares of our common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant, and an automatic grant of 3,000 shares of restricted stock. The options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, so the stock option is fully exercisable one year after the grant date. The restricted stock awards are subject to a forfeiture restriction that lapses as to 100% of the shares subject to the award one year after the grant date. Messrs. Monego, Grossi, Smith, Roth, Richardson, Waterhouse, Miller and Whitney all received grants of options and restricted stock in 2007.

        In addition, the 1999 Non-Employee Director Option Program provides that, immediately following each annual meeting of our stockholders, each non-employee director who serves as a member of a standing committee of the Board and who has been a member of the Board of Directors for at least six months prior to the date of the stockholders meeting receives an option to acquire 3,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, so the stock option is fully exercisable one year after the grant date.

        The Board of Directors has discretion to elect not to make the annual option and restricted stock grants to continuing Board members and standing committee members. Since 2004, the Board has elected not to make the annual 3,000 share option grant to directors for service on one or more standing committees. The shares for committee service are a vestige of the former program under which Digimarc directors received only equity compensation, rather than a combination of cash and equity compensation, which is the case now. The Board of Directors determined that the value of the options and restricted stock grants provided sufficient equity compensation for their service as directors.

        Following is a summary of the cash compensation program for our non-employee Directors, presented in a tabular format:

Annual Cash Retainer	$30,000
Additional Annual Cash Retainers for:
Lead Director	$30,000
Audit Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Other Standing Committee Chair	$7,500
Other Standing Committee Member	$3,750
Additional fee for meetings in excess of eight meetings per year	$1,000 for in-person meeting $500 for teleconference

Initial Option Grant (New Director)	20,000 shares

Annual Option Grant (Continuing Director)	6,000 shares

Annual Restricted Stock Grant (Continuing Director)	3,000 shares

Annual Standing Committee Member Option Grant*	3,000 shares

    *
    As in prior years, the Board elected not to grant these awards in 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the "Audit Committee") reports as follows:

  1.
  The Audit Committee has reviewed and discussed the audited financial statements with our management.

  2.
  The Audit Committee has discussed with Grant Thornton LLP, Digimarc's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

  3.
  The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has discussed with Grant Thornton LLP their independence from Digimarc and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP's independence from Digimarc.

  4.
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc's Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Digimarc's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

        As described under the heading "Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm," the Audit Committee has appointed Grant Thornton LLP as Digimarc's independent registered public accounting firm for fiscal year 2008 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee of Digimarc's Board of Directors:
Bernard Whitney, Chairman James T. Richardson Brian J. Grossi William J. Miller

Audit Fees

        The following table presents fees billed, individually and collectively, for professional audit services rendered by Grant Thornton LLP and KPMG LLP for the audit of our annual consolidated financial statements and for other services rendered for the year ended December 31, 2007, compared to the fees billed for professional audit and related service provided by Grant Thornton LLP and KPMG LLP for the year ended December 31, 2006.

	Fiscal 2007			Fiscal 2006
	Grant Thornton Fees	KPMG Fees	Total Fees	Grant Thornton Fees	KPMG Fees	Total Fees
Audit Fees(1)	$890,800	$10,000	$900,800	$926,700	$15,000	$941,700
Audit-Related Fees(2)	5,300	3,500	8,800	0	0	0
Tax Fees(3)	52,900	0	52,900	67,100	0	67,100
All Other Fees(4)	0	0	0	0	0	0

Total Fees	$949,000	$13,500	$962,500	$993,800	$15,000	$1,008,800

(1)
Audit Fees consist of fees for professional services rendered for the audit of our 2007 and 2006 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton and KPMG in connection with regulatory filings. The Grant Thornton audit fees include the estimated audit fees for the 2007 year-end audit. For 2007 and 2006, Audit Fees also included compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees," such as audits of employee benefit plans. The Grant Thornton and KPMG audit-related fees covered their review of and consent to a registration statement on Form S-8.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, including preparation of federal, state and international tax returns. The Grant Thornton tax fees related to consulting and tax return related items.

(4)
All Other Fees consist of fees for products and services other than the services reported above. No such fees were incurred in 2007 and 2006.

        Pre-Approval Policy.    The Audit Committee pre-approves the Audit, Audit- Related, Tax and All Other services performed by the independent registered public accounting firms. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firms that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firms and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels or amounts or of a different type require specific pre-approval. No services provided by the independent auditors under the categories of "Audit Fees", "Audit-Related Fees", and "Tax Fees" were approved pursuant to the de minimus exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

MANAGEMENT

Executive Officers

        The following table contains information regarding our executive officers as of April 1, 2007:

Name	Age	Position
Bruce Davis	55	Chief Executive Officer and Chairman of the Board of Directors
Robert Eckel	49	President, Government Programs
Michael McConnell	57	Chief Financial Officer and Treasurer
Robert Chamness	55	Chief Legal Officer and Secretary
Reed Stager	47	Executive Vice President

Information concerning Mr. Davis is set forth under "Election of Directors" in this Proxy Statement.

        Robert Eckel    joined Digimarc on April 15, 2005 as an executive vice president and as President of the ID Systems business. Before joining us, he served as vice president and general manager, Air Traffic Management Systems, for Raytheon Company in Marlboro, Massachusetts, from 1999 to 2005. He holds five patents in electronic and optical systems, and holds a B.S.E.E. from the University of Connecticut and an M.S.E.E. from the University of California, Los Angeles.

        Michael McConnell    has served as our Chief Financial Officer and Treasurer since June 2004. Before joining Digimarc, Mr. McConnell was senior vice president, chief financial officer and treasurer at WatchGuard Technologies (1999 to 2004). Mr. McConnell is a CPA and holds a B.A. from California Polytechnic State University, San Luis Obispo.

        Robert Chamness    joined Digimarc as Vice President and General Counsel in January 2002 and was appointed Secretary in February 2002, Vice President of Human Resources in October 2002, Chief Legal Officer in May 2003, and Executive Vice President in December of 2005. He also serves as Digimarc's Compliance Officer and Privacy Officer. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. summa cum laude from the Indiana University School of Law.

        Reed Stager    has served as an Executive Vice President of Digimarc since August 2005, and currently heads the Media Identification & Management business. He served as our Vice President of Corporate Licensing, Marketing & Public Policy (2003 to 2005), Vice President of Global Licensing (2001 to 2003), and Vice President of Media Commerce (2000 to 2001). Mr. Stager holds a B.S. in business from Lewis and Clark College and an M.B.A. from Portland State University.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Digimarc's Annual Report on Form 10-K for the year ended December 31, 2007 and definitive proxy statement prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors:
Brian J. Grossi, Chair Philip J. Monego, Sr. Jim Roth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of Messrs. Monego, Grossi, or Roth, as the three members of our Compensation Committee:

  •
  was at any time during the fiscal year ended December 31, 2007 or at any other time an officer or employee of Digimarc, or

  •
  had any relationship requiring disclosure under Item 404 of Regulation S-K.

        No executive officer of Digimarc served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any committee performing equivalent functions, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity's executive officers served on the Compensation Committee of Digimarc or as a director of Digimarc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Policy

        Our executive compensation programs are designed to attract, retain, motivate and appropriately reward our executive officers, as well as to align the interests of executive officers with those of our stockholders. The objectives of our compensation programs are to:

  •
  provide competitive compensation opportunities that attract and retain top executives,

  •
  inspire the executive team to achieve superior performance in order to deliver results above our business plan and those of our peers,

  •
  create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results,

  •
  create a direct, meaningful link between (i) our financial performance, performance in achieving strategic objectives, and performance relative to peer companies and (ii) individual executive performance and rewards, and

  •
  continue to align the interests of executives and stockholders through the use of long-term incentives, while effectively managing dilution.

Setting Executive Compensation

        The Compensation Committee awarded 2007 compensation to the Named Executive Officers based on its review and analysis of their positions, responsibilities and performance as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee analyzed our performance relative to our peers, and the compensation comparables of peer companies, in reaching its conclusions. The Compensation Committee also used the services of Radford Surveys + Consulting, a nationally recognized independent consulting firm, to assist it in determining compensation of the Named Executive Officers for 2007. Radford performed an analysis and made recommendations with respect to each Named Executive Officer's base salary and bonus target amount for 2007, as well as the appropriate number of stock options and other equity awards to be considered for granting to each Named Executive Officer. After analysis of these recommendations and other information, the Compensation Committee set the base salary, bonus targets, stock option grants and other equity awards for each of the Named Executive Officers.

        In setting the aggregate level of compensation to be paid for 2007 if performance goals are fully met, the Compensation Committee engaged Radford to perform a study of the compensation of senior management at peer companies within the security software, software services and government information technology (IT) industries. The criteria used to develop the list of peer companies were:

  •
  Business/labor market competitors, focusing on companies in the security software, software services and government IT industries, as well as other technology companies located in markets where Digimarc competes for labor talent;

  •
  Companies with annual revenues in the range of $50 million to $300 million, workforce size between 200 and 1,000, and market capitalization similar to that of Digimarc; and

  •
  Comparable companies included in financial analyst reports.

        For purposes of setting executive compensation, we expanded the list of peer companies to include additional companies from the government information technology and homeland security business areas. As a general matter, we attempt to construct peer groups in which Digimarc is at the 50th percentile in the key metrics used as selection criteria as bulleted above. In both 2007 and 2008, Digimarc was at the 50th percentile of the peer group in terms of employee size, revenue and market capitalization.

        For 2007, the Compensation Committee established the following list of peer companies to provide a comparative framework for use in setting executive compensation for 2007: ActivIdentity Corporation, Aladdin Knowledge Systems Ltd., American Bank Note Holographics Inc., Cogent Inc., DTS Inc., Dynamics Research Corp., Entrust Inc., L-1 Identity Solutions Inc., LaserCard Corporation, Macrovision Corporation, Medialink Worldwide Inc., NCI Inc., NIC Inc., RAE Systems, SCM Microsystems Inc., and Tyler Technologies Inc. The peer group used in setting executive compensation for 2007 includes five fewer companies than the peer group used in 2006 because one company was delisted and four companies were acquired as follows: Verint Systems Inc. (delisted), CompuDyne

Corp. (acquired), Corillian Corporation (acquired), RSA Security (acquired), and Safenet Inc. (acquired).

        In establishing the compensation of our Named Executive Officers, we based the amounts primarily on the market data and advice provided by Radford with respect to the compensation paid to individuals who perform substantially similar functions within the peer group companies. We also examined the outstanding stock options and restricted stock held by the executive officer for the purpose of considering the retention value of additional equity awards. As a general guideline, for our Named Executive Officers, we set base cash compensation at or above the 50th percentile, total cash compensation (base plus annual cash incentive ("bonus") compensation) for our Named Executive Officers at the 60th percentile (subject to all performance targets being fully met) and total equity compensation between the 50th and 60th percentiles of peer group companies. During the annual review, the Compensation Committee determined that the targeted annual compensation was competitive with the pay targets established by the Compensation Committee. We believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels near the median for our peer group. However, because bonuses were not paid in 2007, the total annual compensation actually paid to the Named Executive Officers was below the lower end of these targeted percentiles for the year.

        For 2007 and past years, the Compensation Committee has prepared tally sheets to show Mr. Davis's compensation as part of the compensation process. The Compensation Committee has not prepared tally sheets for the other executive officers because the compensation structure for these executive officers has consisted primarily of base salary, cash bonuses, stock options and restricted stock and has not included many of the other forms of compensation (such as retirement benefits, perquisites and deferred compensation plans) that tally sheets are typically used to track. Similarly, because of our overall size and the small number of executive officers, the Compensation Committee has not deemed it necessary to conduct formal internal pay equity studies.

2007 Compensation Components

        The primary elements of each Named Executive Officer's compensation package for the year ended December 31, 2007 were:

  •
  base compensation;

  •
  annual cash incentive compensation;

  •
  stock options;

  •
  restricted stock; and

  •
  performance vesting shares.

The reasons for choosing each of these five components are set forth in the discussion below. In determining the mix of these five components, we applied our compensation philosophy and principles and also considered the advice of Radford concerning compensation levels within our peer group, which includes companies within the high tech and software services industries and sharing certain financial characteristics similar to Digimarc. Our objective was to establish a mix that would facilitate the following objectives:

  •
  retention;

  •
  alignment of compensation with the achievement of key performance objectives;

  •
  alignment with stockholder interests; and

  •
  ownership of our stock by our executive officers.

        Because base compensation, annual cash bonuses, and equity awards are such basic elements of compensation within our industry, as well as the high tech and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for us to compete effectively for talented executives.

        We use stock options as an element of executive compensation for several reasons. First, stock options facilitate retention of our executives. Stock options will provide a return to the executive only if he or she remains in our employ. Second, stock options align executive compensation with the interests of our stockholders and thereby focus executives on increasing value for the stockholders. Third, stock options are performance based. Stock options will provide a return to executives only to the extent that the market price of our common stock appreciates over the option term. Fourth, stock options create incentive for increases in stockholder value over a longer term. In determining the number of options to be granted to executives, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value, the individual's past and recent performance, and the estimated value of stock options at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of stock option grants to our executives is generally set between the 50th and 60th percentiles for the peer group.

        We began using restricted stock as a form of compensation in 2005, and continued that practice in 2006 and 2007. The primary reasons for doing so were to address concerns regarding retention and to reduce our burn rate relating to equity awards. Restricted stock provides some of the same benefits as stock options, such as facilitating (i) alignment of the value of an executive's compensation with our performance, the market value of our common stock and the interests of our stockholders and (ii) retention of the executive as an employee. Both stock options and restricted stock provide a return to the executive only to the extent he or she remains in our employ during the vesting period. In the case of restricted stock, the employee receives actual shares, rather than a right to purchase shares at a fixed price. Once the restricted shares vest, they will generally have some value to the employee, even if the share price has not increased since the grant date. On the other hand, stock options will have no value unless the share price increases following the date of grant. As a result, to the extent the stock price has not increased since the date of grant, restricted stock may provide a greater retention benefit than that of stock options. Accordingly, we believe that a mix of stock options and restricted stock provides a more certain baseline retention benefit.

        In both 2006 and 2007, we granted two types of restricted stock awards:

  (i)
  restricted stock with time-based vesting over a specified period (time based restricted stock); and

  (ii)
  restricted stock where vesting is subject only to the achievement of a specific performance goal within a specified period following the date of grant (performance based restricted stock).

        We initiated the use of performance based restricted stock in 2006 and continued this type of grant in 2007 to enhance alignment between executive compensation and the interests of stockholders and to make a portion of the equity compensation awarded to our executive officers subject to the achievement of performance criteria. Shares of performance based restricted stock were granted to each of our Named Executive Officers in 2006 and 2007 and we expect this type of award to continue to be part of our long-term incentive strategy going forward.

        In allocating compensation among the five elements identified above, we believe that a substantial portion of the total compensation of our Named Executive Officers, the level of management having the greatest ability to influence our performance, should be performance-based. Accordingly, a substantial portion of the compensation of each Named Executive Officer consisted of incentive cash bonus, stock options, and performance based restricted stock.

        Based on our peer group analysis, we target annual long term incentive compensation at approximately the 60th percentile. However, because bonuses were not paid in 2007, the total direct annual compensation actually paid to the Named Executive Officers was below the targeted compensation range.

        In allocating long term incentive compensation among stock options, time-based restricted stock and performance-based restricted stock, we do not follow a specific formula. However, as a general guideline, in 2007 we provided approximately 50% of the annual long-term incentive value for each Named Executive Officer in the form of stock options, based on the Black-Scholes valuation model. The remaining annual long-term incentive value was provided in the form of restricted stock, divided equally between time-based restricted stock and performance-based restricted stock. The Committee determined that stock options align the interests of the executives with the stockholders and therefore the larger portion of the value of the equity grants was allocated to the executives in the form of stock options, while time-based restricted stock assists in the retention of executives, and performance-based restricted stock focuses the executives on long term objectives that drive financial results and enhance shareholder value, and the balance of the equity value allocated to executives was split between these types of grants.

        Base Salary.    The 2007 base salary for each Named Executive Officer was set on the basis of the position, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Base salary ranges are generally set at the 50th percentile, with the opportunity for high-performers and incumbents occupying critical positions to have their actual base salary between the 50th and 75th percentile based on management justification and approval of the Compensation Committee. During the annual review, the Committee determined that the targeted annual compensation was competitive with the pay targets established by the Compensation Committee.

        The 2007 base salaries of our Named Executive Officers are set forth in the 2007 Summary Compensation Table on page 24. For 2007, we did not increase the base compensation of our Named Executive Officers from 2005 and 2006 levels, except that Mr. Stager's base compensation was increased from $243,000 to $250,000 in 2006 based on his assumption of new responsibilities. We did not increase the base compensation of our other Named Executive Officers because our peer group data indicated that these amounts were already set at levels consistent with the philosophy of the Compensation Committee. In addition, in order to facilitate our efforts to achieve profitability, we chose to contain base compensation and to condition more compensation on the achievement of key objectives.

        Annual Cash Incentive Compensation.    Under the supervision of the Compensation Committee, we have established an incentive compensation program for executive officers. Under this program, our executive officers receive annual cash bonuses based upon the achievement of specified performance objectives. These executives are responsible for establishing strategic direction or are responsible for major functional or operating units and have an impact on bottom-line results. Accordingly, these performance objectives are generally based on our performance as well as individual performance. Many of these performance objectives are linked to objectives in our annual business plan, which is approved by the Board of Directors.

        In January 2007, we established the target bonus amounts and the specific company and individual objectives applicable to the cash bonuses paid to our Named Executive Officers for the year ended December 31, 2007. With respect to each Named Executive Officer, 40% of the annual incentive bonus was based on the achievement of individual performance goals and 60% was based on the level of net income we achieved, with payment of this portion of the bonus dependent on achievement of net income for 2007 and to be made out of a bonus pool for all eligible employees to match our net income dollar for dollar up to $5 million in net income. To the extent performance objectives were not met, the payout would be reduced accordingly. Digimarc did not generate net income for 2007, and thus no bonuses were accrued or paid for 2007.

        The 2007 target bonus amount for Mr. Davis was set at 80% of his base salary (or $328,000). The target bonus amounts for our other Named Executive Officers were set at 55% of base salary. The committee determined that these percentages were competitive within the marketplace and consistent with its overall compensation philosophy of targeting total cash compensation at the 60th percentile. A larger portion of Mr. Davis' cash compensation is performance based because we believe that Mr. Davis, as our Chief Executive Officer, has a greater impact on our results than our other executive officers.

        The individual performance goals vary with each executive and are set in January as part of the strategic performance management process. If fully performed, they could be 40% of an executive's annual bonus. The Compensation Committee determines the achievement of the individual key objectives, from 0% to 100%, in a year-end evaluation based on relevant qualitative and quantitative measures and information provided by the Chief Executive Officer. In 2007, the goals consisted of the following objectives:

  •
  For Mr. Davis, these targets consisted of achieving share price appreciation relative to Digimarc peer companies, negotiating and closing a designated strategic relationship, growing revenues and backlog profitably, and working with certain strategic advisors to review non-organic growth opportunities.

  •
  For Mr. Eckel, these targets consisted of achieving a certain level of add-on sales with existing customers, winning a certain level of new business at or above prescribed margins, delivering certain contract commitments, reducing materials costs by a certain amount, and bringing a certain customer relationship to profitability.

  •
  For Mr. McConnell, these targets consisted of providing more timely financial analysis to management, providing mid-quarter financial updates and a five quarter rolling forecast, updating and consolidating certain financial statements, and performing monthly and quarterly closes more quickly.

  •
  For Mr. Chamness, these targets consisted of implementing a document retention process, improving scores on the employee engagement survey by a prescribed level, assisting employees in achieving a prescribed level of training and development planning, and developing and implementing a leadership training and enhancement program.

  •
  For Mr. Stager, these targets consisted of delivering sustained profitability in the watermarking business, growing a designated area of that business, negotiating and closing a designated strategic relationship, and delivering watermarking into certain peer-to-peer and social networking sites.

        While these goals may vary in difficulty, we have tried to select goals that are of the highest importance to us, will require significant effort to accomplish, contribute to the achievement of the annual operating plan, and will result in direct benefit to our stockholders. A substantial majority of these objectives were met in 2007 by each Named Executive Officer except for Mr. Eckel. However, no bonus was paid due to Digimarc not achieving its profit target for 2007.

        Equity Compensation.    Generally, the Compensation Committee awards stock options and restricted stock to each of our executive officers upon their initial hiring and from time to time thereafter. These forms of equity compensation are designed to align the interests of our executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business.

        The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's current position with us and individual and company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion, the individual's performance in recent periods, the number of outstanding options held by the individual at the time of the grant, and our stock option burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee's discretion.

        With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each calendar year following the availability of the financial results for the prior year. These grants were made on January 2, 2007 for the 2007 fiscal year. This timing was selected because it enabled us to (i) consider our prior year performance, as well as individual performance by the executive officers, (ii) base the performance criteria for performance-based awards on our expectations for the current year and (iii) maximize the time period over which the performance objectives for these awards can be accomplished.

        The Compensation Committee awarded stock options, time based restricted stock and performance based restricted stock to each executive officer. The size of the grants made to each executive officer was set at a level that the Compensation Committee deemed appropriate to create a meaningful opportunity for stock ownership based upon the individual's current position with us and individual and company performance. The Compensation Committee also took into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's responsibility, the individual's performance in recent periods, the number of outstanding options held by the individual at the time of the grant, and our stock option burn rate.

        In making these awards, we look at competitive long term incentive values, and attempt to grant equity compensation to our executives with a value to the executives at the 60th percentile of our peer group for their position with options and time-based restricted stock, and at the 75th percentile level if the performance based restricted stock is earned. We allocate approximately 50% of that value to stock options, 25% to time based restricted stock, and 25% to performance based restricted stock, if earned.

        Benefits and Perquisites.    Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our Named Executive Officers are the same as for all other employees and include participation in our health, dental and vision plans, the employee stock purchase plan and our disability and life insurance plans.

        Our general policy is not to provide perquisites or other personal benefits to our Named Executive Officers, other than those benefits provided for all other employees.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to each of our executive officers in 2007 did not exceed the $1 million limit and, therefore, no deductions were disallowed under Section 162(m).

        The Compensation Committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant. We review proposed compensation plans in light of applicable tax deductions, and generally seek to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility if and when we deem it to be in our best interests.

Practices Regarding Equity Grants

        As a general matter, except for new hire grants, we grant awards of stock options and restricted stock (time based and performance based) to our Named Executive Officers at a Compensation Committee meeting held in early January. Pursuant to our written policy and standard operating procedures with respect to the stock grants, the grant date of these awards is the date of approval of the grants. Our executives have no role in selecting the grant date. The exercise price of stock options is always the closing price of the underlying common stock on the grant date. All stock option, restricted stock and performance vesting share awards to executives are promptly reported on Form 4 filings.

Termination and Change in Control Payments

        Pursuant to our employment agreement with Bruce Davis, if Digimarc terminates Mr. Davis's employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis's stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. In addition, in consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations in our favor. The reasons for this agreement are to assist in the retention of the services of Mr. Davis and to determine in advance the rights and remedies of the parties in connection with a termination. The types and amounts of compensation and the triggering events set forth in this agreement were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive market place.

        Pursuant to more limited Change of Control Retention Agreements between Digimarc and each of Messrs. Eckel, McConnell, Chamness, and Stager, each of these Named Executive Officers will receive severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc or the sale of certain divisions of Digimarc during the term of the Change of Control Retention Agreement. The reasons for these agreements are to assist in the retention of the services of these executives and to determine in advance the rights and remedies of the parties in connection with a change in control. The types and amounts of compensation and the triggering events set forth in these agreements were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive market place.

2007 SUMMARY COMPENSATION TABLE

        The following table contains information in summary form concerning the compensation paid to our chief executive officer, our chief financial officer and the three next-most highly compensated executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 2007 (each, a "Named Executive Officer"):

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(4)		Total ($)
Bruce Davis, Chief Executive Officer and Chairman of the Board of Directors	2007 2006	$ $	410,000 410,000	$	— 32,489	$ $	500,834 276,286	$ $	255,302 150,430	$	— 225,000	$ $	6,750 6,600	$ $	1,172,886 1,100,805
Michael McConnell, Chief Financial Officer and Treasurer	2007 2006	$ $	260,000 260,000	$	— 13,713	$ $	194,120 113,319	$ $	127,188 73,685	$	— 75,000	$ $	6,750 5,767	$ $	588,058 541,484
Robert Eckel, President, Government Programs	2007 2006	$ $	270,000 270,000	$	— 14,240	$ $	167,655 41,990	$ $	339,093 448,425	$	— 83,700	$ $	6,750 5,700	$ $	783,498 864,055
Robert Chamness, Chief Legal Officer and Secretary	2007 2006	$ $	250,000 250,000	$	— 13,186	$ $	163,290 104,921	$ $	77,734 40,696	$	— 77,500	$ $	6,750 938	$ $	497,774 487,241
Reed Stager, Executive Vice President	2007 2006	$ $	250,000 250,000	$	— 13,186	$ $	131,415 73,046	$ $	77,734 42,184	$	— 58,000	$ $	6,750 3,750	$ $	465,899 440,166
(1)
No bonuses or non-equity incentive plan compensation were paid for 2007, because Digimarc did not achieve profitability. The 2006 bonus was a special bonus authorized by the Board of Directors for achieving profitability in third quarter of 2006. The column entitled Non-Equity Incentive Plan Compensation was the earned portion of their targeted bonus compensation for 2006.

(2)
These amounts represent the expense taken by us in 2007 and 2006 with respect to time based restricted stock and performance based restricted stock granted in 2007 and previous years, based on the estimated fair value of these awards calculated under FAS 123R. A summary of the assumptions we apply in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on page F-17 under the caption "Restricted Stock and Performance Vesting Shares." The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table on page 26 of this Proxy Statement and in the Outstanding Equity Awards at Fiscal Year-End Table on page 30 of this Proxy Statement.

(3)
These amounts represent the expense taken by us in 2007 and 2006 with respect to stock options granted in 2007 and previous years, based on the estimated fair value of these awards. We estimate the fair value of stock options under FAS 123R using the Black-Scholes option valuation model. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on pages F-15 to F-16, under the caption "Stock Options". The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table on page 26 of this Proxy Statement and in the Outstanding Equity Awards at Fiscal Year-End Table on page 30 of this Proxy Statement.

(4)
These amounts consist of matching contributions to our 401(k) plan made in 2008 and 2007 for the 2007 and 2006 fiscal years, respectively. These contributions are made at the same rate as for all other Digimarc employees who elect to participate in the plan

2007 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table sets forth certain information with respect to stock options and other plan-based awards granted during the year ended December 31, 2007 to each of the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Bruce Davis		0	$328,000	—
	1/2/07								100,000	$8.79	$424,210
	1/2/07							30,000			$263,700
	1/2/07				0	30,000	30,000				$192,264
Robert Eckel		0	$148,500	—
	1/2/07								60,000	$8.79	$254,526
	1/2/07							15,000			$131,850
	1/2/07				0	15,000	15,000				$96,132
Michael McConnell		0	$143,500	—
	1/2/07								40,000	$8.79	$169,684
	1/2/07							10,000			$87,900
	1/2/07				0	10,000	10,000				$64,088
Robert Chamness		0	$137,500	—
	1/2/07								30,000	$8.79	$127,263
	1/2/07							7,500			$65,925
	1/2/07				0	7,500	7,500				$48,066
Reed Stager		0	$137,500	—
	1/2/07								30,000	$8.79	$127,263
	1/2/07							7,500			$65,925
	1/2/07				0	7,500	7,500				$48,066

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

        Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    The "target" amounts represent the 2007 annual bonus target for each Named Executive Officer.

        Estimated Future Payouts Under Equity Incentive Plan Awards.    These amounts represent the number of shares covered by performance based restricted stock awards granted on January 2, 2007. The grant date fair value of this award was determined using a Monte Carlo valuation model that resulted in a substantial discount to the fair market value of our common stock on the date of grant, based on the probability weighting of the specified performance goal.

        All Other Stock Awards.    These amounts represent the number of shares covered by time-based restricted stock award granted on January 2, 2007. The grant date fair value of this award was based on the $8.79 per share (which was the closing price on December 29, 2006, the most recent closing price of our common stock).

        All Other Option Awards.    These amounts represent the number of shares covered by stock options granted on January 2, 2007. These options have an exercise price of $8.79 per share (which was the closing price on December 29, 2006, the most recent closing price of our common stock). The grant date fair value was determined using the Black-Scholes valuation model.

Employment Agreement with Mr. Davis

        Pursuant to our employment agreement with Bruce Davis, we agreed to pay Mr. Davis an initial base salary of not less than $300,000 per year and an annual performance bonus of up to 50% of his salary per year. Consistent with its charter, the Compensation Committee annually reviews and determines the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee is not restricted from setting base and bonus amounts at a higher level than as provided in Mr. Davis's employment agreement. Since the date of the employment agreement, our compensation arrangement with Mr. Davis has evolved and, over time, the Compensation Committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis's target bonus. The Compensation Committee determined in 2005 to set the base and annual performance bonus for Mr. Davis in amounts higher than those set forth in his employment agreement, as noted above in the 2007 Summary Compensation Table.

        Mr. Davis also receives vacation and other benefits as are generally provided to other Digimarc executives. Digimarc will grant additional stock options to Mr. Davis consistent with general market practices for similarly situated executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is our intention that he will be nominated to serve as a director and as chairman of our Board of Directors. The employment agreement provides for an initial term from July 16, 2001 to December 31, 2002, automatically renewing for successive two-year periods unless terminated by written notice received at least one year prior to any scheduled termination.

        Other than the agreement with Mr. Davis referenced above, there are no employment contracts between Named Executive Officers and Digimarc. However, as described more fully under "Potential Post-Employment Payments" on page 34, on January 2, 2007, the Compensation Committee approved a more limited Change of Control Retention Agreement between Digimarc and each of Messrs. Eckel, McConnell, Chamness, and Stager.

Annual Cash Incentive Compensation

        We did not pay annual cash incentive bonuses for 2007 performance. The amounts paid in 2006 represent discretionary cash bonuses approved by the Board of Directors on November 2, 2006 as an award for achieving profitability in the third quarter of 2006.

        Under our incentive compensation program for executive officers, non-equity incentive plan awards are not capped at the target level. The plan allows for bonuses to be paid up to 130% of the target if our performance exceeds our plan.

Equity Compensation

        The awards included in the 2007 Summary Compensation table on page 24 of this Proxy Statement include awards that are also described in the 2007 Grants of Plan-Based Awards table on page 26 of this Proxy Statement and in the 2007 Outstanding Equity Awards at Fiscal Year-End table on page 30 of this Proxy Statement.

        Stock Options.    All options granted to the Named Executive Officers in 2007 are intended to be incentive stock options, but only to the extent that the aggregate fair market value of the common stock with respect to which the stock options are exercisable for the first time during any calendar year under all our equity incentive plans for each executive does not exceed $100,000. Any excess over $100,000 is treated as a non-qualified stock option. Each grant allows the executive officer to acquire shares of our common stock at a fixed price per share, which is the market price on the grant date over a specified period of time up to 10 years. Such options become exercisable in monthly installments over a four-year period, contingent upon the executive officer's continued employment with us.

        Time Based Restricted Stock.    Each grant of time-based restricted stock granted to the Named Executive Officers in 2007 allows the executive officer to acquire shares of our common stock at no cost immediately at the time of the grant, subject to divestiture over a specified period of time (in this instance, four years). At the end of each of the first four years following the grant date, the restrictions will lapse on 25 percent of the restricted shares subject to each of these grants, at which time such shares are no longer subject to forfeiture.

        Performance Based Restricted Stock.    The form of agreement used in connection with the grant of performance based restricted stock to our executive officers in 2007 provides that the shares will fully vest, subject to the terms of the agreement, if the Total Stockholder Return (as defined below) for certain specified periods is equal to or greater than specified percentile targets as compared to the weighted peer group used by the Compensation Committee for the purposes of determining executive compensation for 2007. If, for the period from the date of grant to December 31, 2009, our Total Stockholder Return is equal to or greater than the 60th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2009. However, if, for the period from the date of grant to December 31, 2008, our Total Stockholder Return is equal to or greater than the 75th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2008. Assuming that all conditions are satisfied, the shares will vest and no longer be subject to forfeiture as of the date on which the performance condition is satisfied. Subject to certain exceptions, all rights to shares of performance based restricted stock are contingent on the executive remaining continuously employed by us, or any parent or subsidiary of Digimarc, from the grant date through the vesting date. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

        We calculate Total Stockholder Return by dividing (i) the change in the share price from December 31, 2006 to the end of the relevant measurement period, plus dividends paid during such period (including stock splits, cash dividends, stock dividends and share repurchases) by (ii) the share price at the date of grant. For purposes of the above calculation, the share price is the closing price on the relevant measurement date. Because the stock markets were closed on January 1, 2007 (the beginning of the measurement periods), we used the closing price on Friday, December 29, 2006, which was the last preceding trading date for which a closing price was reported. Accordingly, the share price of our common stock on January 1, 2007 is deemed to be $8.79, the closing price on December 29, 2006.

        For purposes of determining whether we have met the performance conditions, the Total Stockholder Return of each of the peer companies in Group I is weighted by a factor of three and the Total Stockholder Return of each of the peer companies in Group II is given no additional weighting. The Compensation Committee determines the precise formula to be used to calculate our percentile ranking calculation. The Compensation Committee also makes additional adjustments to the calculation of Total Stockholder Return and percentile ranking as it deems appropriate to reflect changes in our outstanding shares or any of the companies that comprise the peer group, or other similar non-market factors that may affect share price. The Compensation Committee chose the Total Stockholder Return of Digimarc relative to its peer group as the performance measure in order to closely align a portion of compensation with direct benefit to stockholders. Since we based a portion of short term incentive compensation (annual incentive cash bonus) on target levels of return on equity, we felt it appropriate to use share price as the performance measure for performance based restricted stock. We utilized an "all or nothing" approach in structuring the performance measure in order to provide the maximum incentive to reach the specified goal. We may consider revising the "all or nothing" approach in future years to more closely reflect other comparable programs in the peer group.

        This approach differed from that used in connection with the grant of performance based restricted stock to our executive officers in 2006, which provided that the shares would fully vest, subject to the terms of the agreement, if the closing price of our common stock is at least $15 for more than 30 consecutive calendar days during the period that begins on the grant date and ends on the third anniversary of the grant date.

Stock Burn Rate

        We provide stock option grants with the oversight and approval of the Compensation Committee: (1) initially to all our new employees, consistent with typical grants provided to similarly situated employees by similarly situated companies, (2) annually to our members of the Board of Directors, (3) annually to our executive and non-executive officers, and (4) annually to employees who have met or exceeded certain performance and contribution criteria. The Compensation Committee periodically reviews our gross and the net burn rates. The Compensation Committee endeavors to ensure that our net burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside stockholder advisory groups. The Compensation Committee has determined to maintain our net stock burn rate at a level consistent with the burn rate of other companies in the software and broad high technology industry, establishing a net burn rate target not to exceed 4%.

        For purposes of determining the net stock burn rate, we determine the sum of all options plus restricted shares granted during the course of the year, subtracts the options and restricted shares that are cancelled and returned to the plan, and divides the balance (the net options and restricted shares issued) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all options plus restricted shares granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During 2007, the net options and restricted shares issued totaled 232,248, and the gross options and restricted shares issued totaled 921,035. There were 21,838,375 shares outstanding at December 31, 2007, resulting in a net burn rate of 1.06%, compared to a targeted cap of 4%, and a gross burn rate of 4.19%.

        We also monitor the burn rate using the methodology of RiskMetrics Group (formerly Institutional Shareholders Service (ISS)), which weights the issuance of restricted stock and other full value share awards. Using that approach, we had a net burn rate of 1.67% in 2007 and a gross burn rate of 4.80%.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The following table provides summary information, as to the Named Executive Officers, concerning outstanding equity awards as of December 31, 2007.

		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
						85,250	$751,905	65,000	$573,300
Bruce Davis	01/31/00	100,000		$53.9375	01/31/10
	07/17/00	200,000		$26.25	07/17/10
	12/21/00	250,000		$14.125	12/21/10
	12/18/01	150,000		$18.16	12/18/11
	06/25/02	50,000		$8.67	06/25/12
	12/12/02	200,000		$15.24	12/12/12
	01/02/04	110,000		$13.00	01/02/14
	01/05/05	25,000		$9.07	01/05/15
	01/03/06	89,569	90,431	$5.91	01/03/16
	01/02/07	22,917	77,083	$8.79	01/02/17
Robert Eckel						33,750	$297,675	40,000	$352,800
	04/15/05	169,423	80,577	$6.00	04/15/15
	01/03/06	59,713	60,287	$5.91	01/03/16
	01/02/07	13,750	46,250	$8.79	01/02/17
Michael McConnell						33,000	$291,060	25,000	$220,500
	06/01/04	200,000		$11.53	06/01/14
	01/05/05	10,000		$9.07	01/05/15
	01/03/06	32,344	32,656	$5.91	01/03/16
	01/02/07	9,167	30,833	$8.79	01/02/17
Robert Chamness						26,750	$235,935	17,500	$154,350
	01/02/02	100,000		$19.93	01/02/12
	12/12/02	28,000		$15.24	12/12/12
	01/02/04	30,000		$13.00	01/02/14
	01/05/05	10,000		$9.07	01/05/15
	01/03/06	24,880	25,120	$5.91	01/03/16
	01/02/07	6,875	23,125	$8.79	01/02/17
Reed Stager						22,500	$198,450	17,500	$154,350
	05/05/00	100,000		$31.00	05/05/10
	07/21/00	12,500		$21.75	07/21/10
	12/21/00	81,000		$14.125	12/21/10
	12/18/01	38,000		$18.16	12/18/11
	06/25/02	14,500		$8.67	06/25/12
	12/12/02	28,000		$15.24	12/12/12
	01/02/04	30,000		$13.00	01/02/14
	01/05/05	6,000		$9.07	01/05/15
	01/03/06	24,880	25,120	$5.91	01/03/16
	01/02/07	6,875	23,125	$8.79	01/02/17
(1)
Option awards vest monthly over a four-year period following the date of grant contingent upon the executive officer's continued employment with us.

(2)
The awards in this column consist of shares of time based restricted stock granted in 2007 and prior years. These shares will vest annually over a four-year period following the date of grant contingent upon the executive officer's continued employment with us.

(3)
Based on the $8.82 per share closing price of our common stock on December 31, 2007 (which was the last trading day of the 2007 fiscal year).

(4)
The awards in this column consist of shares of performance based restricted stock granted in 2007 and prior years. The 2007 shares will fully vest, subject to the terms of the agreement, if the Total Stockholder Return for certain specified periods is equal to or greater than specified percentile targets as compared to the weighted peer group used by the Compensation Committee for the purposes of determining executive compensation for 2007. If, for the period from the date of grant to December 31, 2009, our Total Stockholder Return is equal to or greater than the 60th percentile performance of the weighted peer group, then the shares shall vest in full as of December 31, 2009. However, if, for the period from the date of grant to December 31, 2008, our Total Stockholder Return is equal to or greater than the 75th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2008. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

(5)
Based on the $8.82 per share closing price of our common stock on December 31, 2007 (which was the last trading day of the 2007 fiscal year).

The awards in the Outstanding Awards at Fiscal Year-End table include awards that are also described in the 2007 Summary Compensation Table on page 24 of this Proxy Statement and in the 2007 Grants of Plan-Based Awards Table on page 26 of this Proxy Statement.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides summary information, as to the Named Executive Officers, concerning stock options exercised and stock awards vested during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce Davis	37,750	$329,455
Robert Eckel	6,250	$52,625

Michael McConnell	15,500	$135,210

Robert Chamness	14,250	$124,685

Reed Stager	10,000	$87,200

    (1)
    Based on the $8.82 per share closing price of our common stock on December 31, 2007, the last trading day of the 2007 calendar year.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Davis Employment Agreement.    We have entered into an employment agreement with Mr. Davis, which is described on page 27 of this proxy statement. The employment agreement provides that if Digimarc terminates Mr. Davis's employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis's stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. "Cause" is defined as "an action or inaction adverse to Digimarc, including dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, an act of bad faith, neglect of duty or material breach of the employment agreement." "Adverse change" includes any of the following changes, if done without Mr. Davis's prior written consent: reduction in title or responsibilities, or mandatory relocation more than 35 miles from current place of employment. For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation at the level in effect on the date of termination and annual bonus compensation at the level earned in the most recent fiscal year. These amounts would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits as are generally provided to other executives of Digimarc. In addition, in consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations in our favor.

        Stock Option Policy.    The Board of Directors adopted a policy, applicable to all current and future officers, pursuant to which all shares subject to stock options that have not vested will immediately vest if the following two conditions are met:

  •
  we merge with another company, which results in a change of control of Digimarc, or we sell substantially all of our assets to another company; and

  •
  the officer's employment is terminated, or constructively terminated, within twelve months thereafter.

        Restricted Stock Agreement.    The Compensation Committee approved a form of the restricted stock agreement for restricted stock awards (both time based and performance based) granted to officers of Digimarc pursuant to our 1999 Stock Incentive Plan, which provides, among other things, that the shares will vest in full upon the termination of the officer's employment without cause or the officer's resignation for good reason following a change in control of Digimarc. Notwithstanding the foregoing, the Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 1999 Stock Incentive Plan.

        Change of Control Retention Agreement.    On January 2, 2007, the Compensation Committee approved a form of Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. McConnell, Eckel, Chamness, and Stager. The Change of Control Retention Agreement is effective until December 31, 2009 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc or the sale of certain divisions of Digimarc during the term of the Change of Control Retention Agreement. "Cause" is defined as willful misconduct that is significantly injurious to us; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc's proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of our Code of Ethics (if applicable), Code of Business Conduct and Ethics or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of Executive's duties and obligations to Digimarc for thirty days following notice of failure to perform.

        "Good reason" is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc's failure to comply with its obligations under the agreement.

        The severance benefits payable upon such a termination include 12 months' salary, a prorated bonus payment and up to 18 months' premiums necessary to continue the executive's health insurance coverage under our health insurance plan and are conditioned upon the executive signing a release of claims.

        The following table summarizes potential payments to each of the Named Executive Officers upon termination of employment or a change in control. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $8.82 closing price on December 31, 2007. In the case of restricted stock, the value of the acceleration was determined by multiplying (i) the number of shares for which vesting was accelerated by (ii) the $8.82 per share closing price on December 31, 2007.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason
Bruce Davis	Stock Option Vesting Acceleration	$265,467	$265,467
	Restricted Stock Vesting Acceleration	$1,325,205	$1,325,205
	Salary Continuation	$820,000	$820,000
	Bonus Continuation	$0	$0
	Benefits Continuation	$33,498	$33,498
	Total Value	$2,444,170	$2,444,170
Robert Eckel	Stock Option Vesting Acceleration	$0	$404,050
	Restricted Stock Vesting Acceleration	$0	$650,475
	Salary Continuation	$0	$270,000
	Bonus Continuation	$0	$0
	Benefits Continuation	$0	$25,123
	Total Value	$0	$1,349,648
Michael McConnell	Stock Option Vesting Acceleration	$0	$95,954
	Restricted Stock Vesting Acceleration	$0	$511,560
	Salary Continuation	$0	$260,000
	Bonus Continuation	$0	$0
	Benefits Continuation	$0	$17,490
	Total Value	$0	$885,004
Robert Chamness	Stock Option Vesting Acceleration	$0	$73,793
	Restricted Stock Vesting Acceleration	$0	$390,285
	Salary Continuation	$0	$250,000
	Bonus Continuation	$0	$0
	Benefits Continuation	$0	$25,123
	Total Value	$0	$739,201
Reed Stager	Stock Option Vesting Acceleration	$0	$73,793
	Restricted Stock Vesting Acceleration	$0	$352,800
	Salary Continuation	$0	$250,000
	Bonus Continuation	$0	$0
	Benefits Continuation	$0	$15,549
	Total Value	$0	$692,142

        The salary continuation amounts shown in the table above are based on the Named Executive Officer's base salary in 2007. Bonus amounts shown in the table represent the cash bonus earned by the Named Executive officer in 2007 under our annual incentive bonus cash compensation program.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,603,566	$13.5903	9,096,427	(1)(2)(3)(4)
Equity compensation plans not approved by security holders (5)	88,159	$15.4308	155,170
Total	6,691,725	$13.6145	9,251,597	(1)(2)(3)(4)
(1)
The amount includes 1,712,449 shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan and 7,383,978 shares of common stock available for future issuance under our 1999 Stock Incentive Plan.

(2)
Under our 1999 Stock Incentive Plan, the maximum aggregate number of shares of common stock which may be issued pursuant to all awards under the plan is increased by (i) any shares of common stock that are represented by awards under our 1995 Stock Incentive Plan which are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock to us, and (ii) an annual increase to be added on the first day of our fiscal year equal to seven percent (7%) of the fully-diluted number of shares of common stock outstanding as of such date or a lesser number of shares of common stock determined by the plan administrator. Starting in 2004, the Compensation Committee of the Board of Directors determined to reduce our net stock option burn rate in a manner consistent with the burn rate of other companies in the software and broad high technology industry. Under our 1999 Employee Stock Purchase Plan, subject to adjustment upon changes in our capitalization, the maximum number of shares of common stock which will be made available for sale under the plan will be annually increased on the first day of our fiscal year by an amount equal to the lesser of (i) 250,000 shares, (ii) one percent (1%) of the fully-diluted number of outstanding shares on such date, or (iii) a lesser number of shares determined by the plan administrator.

(3)
Shares available for issuance under our 1999 Stock Incentive Plan can be granted pursuant to stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units and performance vesting shares. Our non-employee directors received options grants under a Non-Employee Director Option Program adopted by the Board of Directors and administered under our 1999 Stock Incentive Plan. Each non-employee director received an option for 20,000 shares in initial election as director, an annual option grant for 6,000 shares, and a time-based restricted stock grant of 3,000 shares. Committee members were eligible to receive an additional annual option grant for 3,000 shares, but these have not been granted in recent years. All options are granted with an exercise price equal to the fair market value of our stock on the grant date. Initial option grants vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date. Annual option and restricted stock grants, including annual option grants to standing committee members, are made immediately following each annual stockholder meeting and vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date. The Board has discretion to elect not to make the automatic annual option grants.

(4)
Up to 33,640 shares of common stock available for future issuance under our 1999 Employee Stock Purchase Plan are subject to purchase in the purchase period in effect as of the date of this table.

(5)
As of the date of this proxy statement, our 2000 Non-Officer Employee Stock Incentive Plan is our only equity compensation plan that was not approved by our stockholders. The following is a description of the material features of this plan:

  The Board of Directors adopted the 2000 Non-Officer Employee Stock Incentive Plan (the "Non-Officer Plan") in June 2000. A maximum of 275,000 shares of common stock is available for issuance under the Non-Officer Plan. The Board of Directors, or a committee designated by the Board of Directors, acts as the plan administrator for the Non-Officer Plan. The Board of Directors may also authorize one or more officers to grant awards of non-qualified stock options under the Non-Officer Plan and may limit such authority as the Board of Directors determines from time to time.

  The plan administrator determines the provisions, terms and conditions of each award of non-qualified stock options under the Non-Officer Plan, including vesting of such options. The plan administrator also has the authority, among other things, to select employees to whom awards of non-qualified stock options under the Non-Officer Plan may be granted from time to time, to determine whether and to what extent such awards are granted, and to construe and interpret the terms of the Non-Officer Plan and awards of non-qualified stock options granted pursuant to the Non-Officer Plan.

  Options currently may be granted under the Non-Officer Plan to our employees and any parent or subsidiary of Digimarc. Officers and directors may not be granted options under the Non-Officer Plan. The term of each option is stated in the applicable option agreement. The exercise price per share of common stock for an option may not be less than fifty percent (50%) of the fair market value per share on the date of grant unless otherwise determined by the plan administrator. To date, we have only granted shares at the fair market value on the effective date of the grant.

  An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in our favor or any other restriction the plan administrator determines to be appropriate. Options are transferable in the manner and to the extent determined by the plan administrator. A participant may not exercise an option after the termination of the participant's employment, director or consulting relationship with us or any parent or subsidiary of Digimarc, except to the extent specified in the applicable option agreement. Where the option agreement permits the exercise of the option following termination of the participant's employment or other service relationship with us or any parent or subsidiary of Digimarc, the option will terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, whichever occurs first.

  The Non-Officer Plan will continue for a term of ten years from the date of adoption unless sooner terminated. The Board of Directors may amend, suspend or terminate the Non-Officer Plan at any time without approval of the stockholders, except as required by law. However, amendment, suspension or termination of the Non-Officer Plan may not alter or impair any option previously granted under the Non-Officer Plan, unless otherwise mutually agreed in writing between an affected participant and us. No option may be granted during any suspension of or after termination of the Non-Officer Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock as of March 3, 2008 by:

  •
  each person or entity known by us to own beneficially more than five percent of our common stock;

  •
  our chief executive officer, each of the other Named Executive Officers and each of our directors; and

  •
  all of our executive officers and directors as a group.

        The beneficial ownership is calculated based on 22,029,800 shares of our common stock outstanding as of March 3, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days after March 3, 2008 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
The Clark Estates, Inc.(1) One Rockefeller Plaza, 31st Floor New York, NY 10020	2,056,058	9.33%
Koninklijke Philips Electronics N. V.(2) Eindhoven The Netherlands	1,933,879	8.78%
Dimensional Fund Advisors LP(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,449,957	6.58%
Burnham Asset Management Corporation Burnham Securities Inc.(4) 1325 Avenue of the Americas New York, NY 10019	1,142,000	5.18%
Named Executive Officers:
Bruce Davis(5)	1,507,409	6.84%
Reed Stager(6)	439,564	2.00%
Robert Eckel(7)	376,134	1.71%
Michael McConnell(8)	370,668	1.68%
Robert Chamness(9)	295,230	1.34%
Directors:
Philip Monego, Sr.(10)	408,505	1.85%
Brian J. Grossi(11)	133,268	*
Peter W. Smith(12)	105,400	*
James T. Richardson(13)	77,400	*
Jim Roth(14)	74,400	*
Bernard Whitney(15)	36,289	*
William Miller(16)	36,289	*
Lloyd Waterhouse(17)	35,733	*
All executive officers and directors as a group (13 persons)(18)	3,896,289	17.69%
*
Less than 1%.

(1)
The Clark Estates, Inc. serves as an investment advisor for a number of clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The foregoing information is based solely on the Schedule 13G filed on March 3, 2008 by The Clark Estates.

(2)
The foregoing information is based solely on the records at the transfer agent involving the purchase of shares by Koninklijke Philips Electronics N.V.

(3)
Dimensional Fund Advisors LP ("Dimensional") furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. The shares reported in the table are owned by these investment companies, group trusts and separate accounts. Dimensional possesses voting power over the shares, but disclaims beneficial ownership of the shares. The foregoing information is based solely on the Schedule 13G/A filed on February 6, 2008 by Dimensional.

(4)
Burnham Asset Management Corporation ("Burnham") serves as the investment manager for a number of managed accounts with respect to which it has dispositive authority. The reporting persons disclaim beneficial ownership of the common stock. The foregoing information is based solely on the Schedule 13G filed on January 25, 2008 by Burnham.

  (5)
  Includes options for 1,231,390 shares of common stock exercisable within 60 days of March 3, 2008, 186,000 shares of unvested restricted stock and 38,400 shares of common stock held in trust for minor children.

  (6)
  Includes options for 350,757 shares of common stock exercisable within 60 days of March 3, 2008 and 64,625 shares of unvested restricted stock. Mr. Stager disclaims beneficial ownership of 182,001 shares, the economic benefits of which are held by his former spouse.

  (7)
  Includes options for 282,864 shares of common stock exercisable within 60 days of March 3, 2008 and 81,750 shares of unvested restricted stock.

  (8)
  Includes options for 264,068 shares of common stock exercisable within 60 days of March 3, 2008 and 69,750 shares of unvested restricted stock.

  (9)
  Includes options for 208,590 shares of common stock exercisable within 60 days of March 3, 2008 and 66,875 shares of unvested restricted stock.

  (10)
  Includes options for 193,500 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (11)
  Includes options for 103,500 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (12)
  Includes options for 100,000 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (13)
  Includes options for 62,000 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (14)
  Includes options for 59,000 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (15)
  Includes options for 30,889 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (16)
  Includes options for 30,889 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (17)
  Includes options for 30,333 shares of common stock exercisable within 60 days of March 3, 2008 and 3,000 shares of unvested restricted stock.

  (18)
  Includes options for 2,947,780 shares of common stock exercisable within 60 days of March 3, 2008 and 493,000 shares of unvested restricted stock.

RELATED PERSON TRANSACTIONS

Transactions with Directors and Executive Officers

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in those capacities, including liabilities under the Securities Act of 1933. Section 7 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of our Bylaws also provides for mandatory indemnification of our directors, officers, employees and agents to the fullest extent permissible under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. Our Bylaws further provide that the right of indemnification will continue with respect to a person who has ceased to be a director, officer, employee or agent of Digimarc. Responsibility for determinations with respect to indemnification will be made by our Board of Directors.

        We have entered into an agreement with each of our directors and executive officers that requires us to indemnify these persons against any expense, liability or loss, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other imposed charges, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under the agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that the person is or was a director or officer of Digimarc, or is or was serving at our request in various capacities. The indemnification agreements also set forth procedures that apply in the event of a claim for indemnification. We have also obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in specified circumstances.

Policies and Procedures for Approving Transactions with Related Persons

        Our Governance and Nominating Committee, in executing the responsibilities delegated to it, reviews, considers, and approves, rejects or qualifies all related person transactions between Digimarc and our officers, directors, principal stockholders and affiliates. The Governance and Nominating Committee consists of disinterested, non-employee directors. The Governance and Nominating Committee has determined that, as a general rule, transactions between Digimarc and its officers, directors, principal stockholders and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing such transactions.

Legal Proceedings

        On or about October 19, 2004, two purported shareholder derivative lawsuits were filed against some of our officers and directors, naming Digimarc as a nominal defendant, in the Superior Court of the State of California for the County of San Luis Obispo. These lawsuits were consolidated into one action for all purposes on March 14, 2005. This suit claims that some of these officers and directors breached their fiduciary duties to our stockholders and to Digimarc. The complaint is derivative in nature and does not seek relief from Digimarc. The Board of Directors appointed an independent committee to investigate the claims asserted in this derivative lawsuit. On July 19, 2005, the court granted our motion to stay these consolidated actions in favor of a stockholder derivative action to be filed by plaintiffs in the Circuit Court of the State of Oregon for the County of Washington. On August 25, 2005, the California plaintiffs filed two new derivative lawsuits in the United States District Court for the District of Oregon. On October 17, 2005, defendants filed a motion to dismiss these complaints for lack of subject matter jurisdiction and failure to state a claim. In May of 2006, the independent committee, after completing its investigation, concluded that pursuit of the allegations would not be in the best interests of Digimarc or its stockholders. On August 24, 2006, the court granted defendants' motion and dismissed the lawsuit with prejudice. Plaintiffs filed a notice of appeal on September 22, 2006. Briefs were submitted to the Ninth Circuit Court of Appeals in mid-2007, and we expect the case to be heard and decided in 2008. Due to the inherent uncertainties of litigation, we cannot predict the ultimate outcome of the matter.

        On October 10, 2007, a Digimarc stockholder filed a lawsuit in the United States District Court for the Western District of Washington against several companies that acted as lead underwriters for our initial public offering. The complaint names as defendants Bank of America Corporation and JPMorgan Chase & Co. (the underwriters), as successors in interest to the original lead underwriters. The complaint also names Digimarc solely as a nominal defendant, but does not assert any claims or cause of action against us. The complaint asserts claims against the underwriters under Section 16(b) of the Securities Exchange Act of 1934 for recovery of alleged short-swing profits on the trades of our stock. We have accepted service of the complaint, but have not yet filed an answer or otherwise entered an appearance in the lawsuit.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and changes in their beneficial ownership of our common stock and other equity securities with the SEC and The Nasdaq Global Market.

        To our knowledge, based solely on review of the copies of reports furnished to us and written representations from reporting persons regarding compliance, during the year ended December 31, 2007, we believe that all applicable Section 16(a) transactions were reported on a timely basis, except that Scott Carr, our former Executive Vice President, filed one late Form 4 to report one transaction.

ADDITIONAL MATTERS

Stockholder Proposals

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    Pursuant to our Bylaws, for a stockholder proposal to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposal to the Secretary of Digimarc. To be timely for the 2009 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than January 1, 2009 and no later than January 31, 2009.

        Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2009 Annual Meeting of Stockholders must be received by us not later than November 17, 2008 in order to be considered for inclusion in our proxy materials for that meeting.

        Discretionary Authority.    The proxies to be solicited by us through our Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at the annual meeting if we fail to receive notice of the stockholder's proposal for the meeting by January 31, 2009.

Single and Multiple Mailings

        If you requested a print version of our proxy materials and share an address with another stockholder, you may receive only one set of proxy materials (including our annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at:

Digimarc Corporation
Attn: Investor Relations
9405 SW Gemini Drive
Beaverton, OR 97008
Phone: (503) 469-4800
Fax: (503) 469-4771

        Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Form 10-K

        We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2007. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Other Materials

        All materials filed by us with the SEC can be obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the SEC's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling Digimarc.

Other Business

        The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of Digimarc.

        It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis Chief Executive Officer

Beaverton, Oregon
March 12, 2008

PROXY

DIGIMARC CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Bruce Davis and Michael McConnell, and each of them, his true and lawful attorneys-in-fact and agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Digimarc Corporation to be held at Digimarc Corporation's headquarters located at 9405 S.W. Gemini Drive, Beaverton, OR 97008 on Thursday, May 1, 2008 at 11:00 a.m. local time, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the nominees to the board of directors named in Proposal No. 1 and for the ratification of Grant Thornton LLP as the independent registered public accounting firm of Digimarc Corporation in Proposal No. 2 and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the Annual Meeting.

DIGIMARC CORPORATION
C/O COMPUTERSHARE INVESTOR SERVICES
250 ROYALL STREET MS 3B
CANTON, MA 02021

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Digimarc Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Digimarc Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DGMRC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIGIMARC CORPORATION
The Board of Directors recommends a vote FOR the nominees named below.

Vote On Directors

1.	ELECTION OF DIRECTORS:	For All	Withhold All	For All Except
	Nominees: 01) Bruce Davis 02) Brian J. Grossi 03) James T. Richardson	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR Proposal No. 2.
Vote On Proposal
		For	Against	Abstain
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF DIGIMARC CORPORATION FOR THE YEAR ENDING DECEMBER 31, 2008:	☐	☐	☐

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

DIGIMARC CORPORATION PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS (Proposal No. 1)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 2)
REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
MANAGEMENT
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS
OTHER MATTERS
ADDITIONAL MATTERS